Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Announces Executive Team Addition
Director, Largest Private Shareholder, and Former
Executive Vice President Spencer F. Kirk Appointed President

SALT LAKE CITY, Utah, September 6, 2007 - Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today that, effective immediately, Spencer F. Kirk is rejoining the Company as President.  Mr. Kirk will report directly to Kenneth M. Woolley, the Company’s Chairman and Chief Executive Officer.  Mr. Kirk will oversee business operations including field operations and corporate finance for the Company.

“I am delighted to have Spencer back in a significant role at Extra Space Storage”, said CEO Kenneth M. Woolley.  “He has tremendous business development talents and is responsible for building much of the structure we have in place today.  His experience ensures that the operational excellence we are striving to maintain will thrive as we continue to expand our interests.  At the same time his knowledge of our business means that his input will be focused and relevant from the start.  This move also enables me to spend more effort at a strategic level, focusing on growth opportunities.”

Mr. Kirk has been associated with the Extra Space Storage organization for nearly ten years, having served as Executive Vice President of the Company’s predecessor, Extra Space Storage LLC, for seven years, and as a Director of the Company since its IPO in 2004.  As the owner of more than 2.3 million shares, Mr. Kirk is EXR’s largest private individual shareholder.

Mr. Kirk began his career when he co-founded Megahertz Corporation in 1985, which became the leading manufacturer of modems for laptop computers in the world.  Serving as Chairman and Chief Executive Officer, the company grew from a basement operation to the leading supplier of solution-oriented mobile data communications products. In 1988 the company was one of the first to offer third-party modems for the nascent laptop computer market.  Megahertz went public in 1993 and the following year was acquired by US Robotics, which was later acquired by 3Com Corp.  Mr. Kirk holds a BA in finance and an MBA from the University of Utah.

Added Mr. Kirk, “I am thrilled to be rejoining the Extra Space management team; we have a superb group of executives capable of achieving EXR’s ambitions to be the best operated self-storage company in the world.  I see exciting times ahead for me and for the Company.”

Forward-Looking Statements

When used in this discussion and elsewhere, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements.  For a further list and description of such risks and uncertainties, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2006.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that operates 644 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 441,000 units and 47 million square feet rented by approximately 323,000 individual tenants. The Company is the second largest operator of self-storage in the United States.

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For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800